UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

REPUBLIC FIRST BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

DRIVER MANAGEMENT COMPANY LLC DRIVER OPPORTUNITY PARTNERS I LP J. ABBOTT R. COOPER PETER B. BARTHOLOW PAMELA D. BUNDY RICHARD H. SINKFIELD III
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Driver Management Company LLC, together with the other participants named herein (collectively, “Driver”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Republic First Bancorp, Inc., a Pennsylvania corporation (“FRBK” or the “Company”).

Item 1: On September 26, 2022, J. Abbott R. Cooper, Managing Member of Driver Management Company LLC, was quoted in the following article by American Banker:

Republic First CEO won't get to decide embattled bank's fate

American Banker

By John Reosti

September 26, 2022

A strategic review committee established by Republic First Bancorp in Philadelphia to evaluate parties that have expressed interest in acquiring the $5.8 billion-asset company apparently does not include chairman and CEO Harry Madonna, who would profit from any sale.

The disclosure came Monday following loud protests from former chairman and CEO Vernon Hill and two activist investor groups. Hill was forced out as chairman in May and resigned as CEO in July.

Republic First said in a statement that its review "is in its early stages." It named the committee members as lead independent director Harris Wildstein, along with directors Andrew Cohen, Lisa Jacobs and Benjamin Duster.

Republic First also acknowledged receipt of a takeover offer by an activist investor group led by New Jersey insurance executive George Norcross and former TD Bank CEO Greg Braca. The Norcross-Braca group reiterated an offer it had made previously, to invest $50 million in convertible preferred shares priced at $3.25 per share, and to conduct a second-step transaction, buying from individual investors at $3.25 to $3.50 per share.

According to a letter the Norcross-Braca group made public Thursday, the offer provides Republic First with a much-needed capital injection while providing liquidity to investors seeking an exit point. The offer also gives the group the opportunity to acquire up to 45% of the company's stock, as well as undisputed control.

The Norcross-Braca group tabled a similar proposal in March, before Hill's ouster, offering to invest as much as $156 million, including a $50 million purchase of convertible preferred shares.

Republic First promised to study the Norcross-Braca group's proposal and said it had instructed Keefe, Bruyette & Woods, which is advising the company, "to engage with the Norcross group's financial advisor."

A Republic First spokesman declined an interview request for this story.

Madonna's putative participation in the strategic review emerged as a hot-button issue following Republic First's disclosure earlier this month that it had received multiple inquiries about "potential strategic transactions," and that its board had established a committee to review them.

Much of the criticism centered around a clause in the 79-year-old Madonna's contract that provides him with a $1 million payout in the case of a merger or the transfer of a majority of stock.

Hill, who Madonna displaced as chairman and CEO, sued him and two colleagues on Republic First's board last week in the Court of Common Pleas for Philadelphia County. Hill's lawsuit alleges, among other things, that the trio of directors plan to sell Republic First at a fire-sale price that benefits them but harms "the vast majority of FRBK's shareholders" (FRBK is Republic First's ticker symbol on the Nasdaq stock market).

Hill was joined in his suit by Barry Spevak, another former Republic First director.

"The only way Mr. Madonna can avail himself of his golden parachute was to oust Mr. Hill, ignore the best interests of FRBK, and ensure that FRBK sells a majority interest no matter the price," Hill's lawsuit states.

In its letter last week, the Norcross-Braca group blasted Madonna for failing to take any actions that would benefit the company's investors.

"Incredibly, we have seen no movement on the very items shareholders expected the board would immediately move forward to address," the group wrote Thursday. "In fact, the company lacks as much transparency as before."

Abbott Cooper, founder and managing member of Driver Management Co., a New York-based investment fund and the leader of an investor group that helped derail a capital raise Hill proposed last year, initially welcomed the news of a possible sale. Last week, however, Cooper released a letter urging Republic First's board to keep Madonna out of any potential negotiations.

"I hope you can see that Mr. Madonna's service on the Strategic Review Committee creates an egregious conflict of interest," Cooper wrote in the letter, which was addressed to Harris Wildstein, the board's lead independent director.

"In addition, in the interests of much-needed transparency, the board should publicly disclose the members of the Strategic Review Committee and, if necessary, reconstitute the committee to exclude Mr. Madonna," Cooper added.

Cooper said Monday that he was pleased Madonna would not be serving on the strategic review committee, but added that the company's failure to make it clear from the beginning that Madonna would not participate was an "unforced error."

"They should have said from the start only independent directors" would serve, Cooper said. "We shouldn't have to wait until three different shareholders call them out on it."

In his lawsuit, Hill and Spevak are seeking undefined punitive and compensatory damages for alleged defamatory statements Madonna and his supporters on the board made during the long, bruising proxy battle.

Hill is also seeking at least $2.5 million from Republic First for breaching his employment contract by terminating his position as chairman without a contractually required 30-day written notice.

Hill, who was named as Republic First's chairman since December 2016, took over as CEO in February 2021. Hill employed the retail-oriented strategy he has championed throughout his career, which succeeded in attracting a significant amount of deposits. But critics, beginning with Cooper in October 2021, claimed the company wasn't generating enough profits to support the costs associated with an expanding branch network.

The Norcross-Braca group declared its opposition to Hill in February. Meanwhile, Madonna, who founded Republic First in 1988 and preceded Hill as chairman and as CEO, announced displeasure with Hill's leadership a month later. Madonna and a group of allied directors  were able to take control after a series of bitter courtroom battles.

Ironically, despite the turmoil that has enveloped Republic First for the past year, its bank subsidiary, which does business as Republic Bank, was able to improve its position in its home Philadelphia marketplace slightly. The bank boosted its share of the region's $599 billion deposit market to 0.80% on June 30, up from 0.70% a year ago, according to Federal Deposit Insurance Corp. statistics.

Monday's news hasn't helped the company's share price, however. It was trading at $2.90 midday on Monday, down 2.4% from Friday's close and 24% since the start of 2022.

Item 2: On September 23, 2022, The Philadelphia Inquirer published the following article regarding the Company:

Vernon and Shirley Hill settle workers’ pension complaints for $3 million

The Philadelphia Inquirer

By Joseph N. DiStefano

September 23, 2022

The Hills will pay for investing workers' money in shares of Vernon Hill's banks.

Vernon Hill, the Moorestown banker, and Shirley Hill, who worked closely with the three banks he ran, have agreed to pay more than $3 million to settle lawsuits over the Hills’ investment of employee retirement savings from InterArch, Shirley Hill’s design company, into Vernon Hill’s bank stocks, which lost most of their value.

The government said in an Aug. 30 federal lawsuit that the Hills concentrated InterArch Profit Sharing Plan’s retirement investments in Metro Bank and Republic First Bancorp during the years 2016 to 2020 and failed to diversify as federal pension law requires, “even as the share prices of both Metro Bank and Republic Bank fluctuated.”

Those stocks eventually lost $21 million in value, from their highest price as part of the plan, until they were sold at deep discounts.

The settlements amount to a fraction of the losses reported by the government. The Hills agreed to pay $1.84 million to members of InterArch Profit Sharing Plan, and $184,000 in penalties, to resolve the federal civil complaint, according to a statement by Cristina O’Brien, the top U.S. Department of Labor official in Philadelphia.

The Hills’ attorney, Jeffrey I. Pasek at Cozen O’Connor, declined to comment. The pair agreed not to contest the Labor Department’s complaint that they broke the law in their management of the plan and “caused financial losses” to its participants.

Shirley Hill will bear much of the loss: Most of the plan’s assets had been set aside by and were invested for her benefit, but she will not collect any of the additional payments. The settlement money will go to 26 other InterArch employees, said Lenore Uddyback-Fortson, a spokesperson for the department.

The Hills also agreed to pay $1.5 million to resolve a private class-action lawsuit on behalf of former InterArch employees, according to the Labor Department.

Before they were sued, the Hills also contributed $1 million to the plan in 2020, again for the benefit of other employees. That means that, together with the settlement funds, the pair will have enriched the depleted plan by more than $4 million since selling off the devalued bank stocks.

In their consent order, the pair also agreed to a ban on serving as pension fiduciaries again, and to appoint a new, independent fiduciary by Sept. 30 to distribute money remaining in the plan and shut it down.

The government had alleged that the couple engaged in self-dealing and violated their duties to the plan by making large, risky investments in Vernon Hill’s banks.

According to the settlement, Shirley Hill was the retirement plan’s only trustee, and she and Vernon Hill both served as fiduciaries, required under federal law to invest the workers’ money for the workers’ best interest, not their own.

The plan was founded in 1976, as Vernon Hill accelerated his expansion of Commerce Bank from a small South Jersey lender into a 400-branch East Coast banking giant.

Commerce was sold to TD Bank in 2008, after Hill had agreed to leave under pressure from regulators and directors. Hill later started Metro, in London, then took over Philadelphia-based Republic First, operator of Republic Bank.

Shirley Hill’s InterArch designed the distinctive look of all three banks, with glass walls, multiple teller stations, bright red letter logos, and other distinctive features that Vernon Hill said were integral to the companies’ success at drawing customers.

Hill was forced out as boss of Republic First Bancorp — the largest bank still based in Philadelphia with more than $5 billion in assets and 36 branches — after losing control of the board of directors following the death of an ally on the board this summer.

Even with Hill gone, the bank remains the object of contention among its largest shareholders. On Friday, a group headed by George Norcross, the South Jersey political fund-raiser, Cooper Health chairman, and insurance broker, offered to buy majority control of the bank and put former TD Bank chief executive Gregory Braca in charge.

Republic First is now run by Hill’s predecessor, Harry Madonna, and has hired consultants to review its strategy and price its possible sale.

Both Norcross’ group and Madonna’s allies had criticized Hill’s ambitious growth plans for the bank, at a time when other lenders have mostly been shutting branches, not opening new ones.

An earlier attempt by the Norcross group to buy control of the bank when it was under Hill’s management last winter was unsuccessful.